Exhibit 10.12

ZILOG

EMPLOYMENT AGREEMENT AND

NONDISCLOSURE AGREEMENT

This Employment Agreement and Nondisclosure Agreement (the "Agreement") is made by and between ZiLOG, Inc., a Delaware corporation (hereinafter "ZiLOG") and ____________ Jerry Corvino (hereinafter "Corvino" ), whereby ZiLOG and Corvino agree that Corvino accepts employment with ZiLOG, as the Senior Vice President, Chief Information Officer of ZiLOG, under the following terms and conditions:

  Term. ZiLOG and Corvino agree that Corvino will perform as the Senior Vice President, Chief Information Officer of ZiLOG for a period of twenty-four (24) months, commencing on May 31, 2000 and ending May 31, 2002. This Agreement may be extended upon written agreement of ZiLOG and Corvino. If during the term of this Agreement a "Change in Control" of ZiLOG occurs, the term of this Agreement will be extended for a period of twenty four (24) months commencing on the earlier of the effective date of the Change in Control or the date this Agreement would otherwise expire; provided, however, in the case of a Change in Control that is subject to an agreement that is executed before the date this Agreement would otherwise expire but becomes effective on a closing date that will occur after the date this Agreement would otherwise expire, there will be no such automatic twenty-four month extension if the closing date does not occur within six (6) months after the date this Agreement would otherwise expire. Under these circumstances the term of this Agreement shall be extended six (6) months from the date it would otherwise expire.

For the purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

    A change in the composition of the board of directors of ZiLOG, Inc., as a result of which fewer than two-thirds of the incumbent directors are directors who either:

    Had been directors of ZiLOG, Inc. twenty-four (24) months prior to such change; or

    were elected, or nominated for election, to the board of directors of ZiLOG, Inc. with the affirmative votes of at least a majority of the directors who had been directors of ZiLOG, Inc. twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination;

    any "person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than ZiLOG, Inc. (or its designee), by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly of securities of ZiLOG, Inc. representing twenty percent (20%) or more of the combined voting power of ZiLOG, Inc.'s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors;

    the sale of all or substantially all of the assets of ZiLOG, Inc. to a third party who is not an affiliate (including a parent or subsidiary) of ZiLOG, Inc., or;

    any acquisition of stock, tender offer, merger, consolidation, sale, reorganization, dissolution or other such event or series of events, which in the opinion of a majority of the members of the board of ZiLOG, Inc. (as reflected in a written resolution of the board of ZiLOG, inc.) has resulted in a change of control of ZiLOG, Inc.

  Extent of Services. Corvino shall devote his or her entire time, attention and energies to his or her position and duties for ZiLOG and shall not, during the term of this Employment Agreement, be engaged in any other business activity, except as set forth below, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, that Corvino may engage in: 1) personal investment activities; or 2) service on Boards of Directors of other companies or institutions, consistent with ZiLOG's Conflict of Interest policy; or 3) advisory and community activities that do not affect Corvino's time commitment to ZiLOG, and which do not violate ZiLOG's Conflict of Interest policy.

  Compensation.

    Salary. For each month of employment, ZiLOG will pay, or cause to be paid, to Corvino the sum of at least $20,396 as base salary. Such sum will be paid in monthly installments or such other normal periodic payment schedule as ZiLOG may establish for its executives. Corvino's salary will be reviewed periodically in accordance with established salary review procedures and adjustments to his or her salary, if any, will be based upon such reviews.

    Employee Annual Incentive Plan and Executive Bonus Plan. Corvino will be eligible to receive awards and payouts in accordance with the terms of ZiLOG's annual incentive plan (hereinafter "Annual Bonus"), and ZiLOG's annual deferred executive bonus plan (hereinafter "Executive Bonus") as such plans may be modified from time to time. A copy of such plans, as currently comprised, has been provided to Corvino, and Corvino acknowledges receipt of the same. Corvino acknowledges and agrees that such plans may be terminated, replaced or otherwise modified on a prospective basis in any way and at any time, and from time to time, by ZiLOG's Board of Directors, acting in its sole and absolute discretion. Corvino acknowledges and agrees that Corvino has no right to any Annual Bonus or Executive Bonus other than that which has been accrued and vested under and pursuant to the terms of such plans.

    ZiLOG Employee Stock Option Plan. ZiLOG has provided to Corvino stock options under the 1998 ZiLOG, Inc. Long Term Stock Incentive Plan and/or the 1998 ZiLOG, Inc. Executive Officer Stock Incentive Plan (hereinafter collectively referred to as the "Stock Plan"). A copy of such Stock Plan, as currently comprised, has been provided to Corvino, and Corvino acknowledges receipt of the same. Vesting will continue in accordance with the Stock Plan provisions during the term of this Agreement.

    ZiLOG Deferred Compensation Plan. Corvino shall be entitled to participate under ZiLOG's Deferred Compensation Plan, in accordance with the terms and conditions of such Deferred Compensation Plan as may exist from time to time.

  Benefits. As a Senior Vice President of ZiLOG, Corvino will be entitled to such benefits as ZiLOG normally provides its executives. In addition, ZiLOG will provide Corvino with Directors and officers (D&O) insurance in an amount deemed appropriate by the Company. Corvino shall be subject to all terms and conditions of such plans, including, without limitation, any age and service requirements, which may be imposed by such plans. Corvino acknowledges and agrees that ZiLOG may implement new plans or may discontinue any plans or benefits now existing or hereafter implemented at any time, in its sole and absolute discretion.

  Company Policies. Corvino agrees to be bound by all ZiLOG Company Policies applicable to its employees including but not limited to Business Ethics, Conflict of Interest, Proprietary Information and Antitrust Compliance, and Corvino agrees to sign any such documents as ZiLOG requests evidencing such agreement.

  Termination of Employment. ZiLOG reserves the right to terminate the employment of Corvino at any time during the term of this Agreement, for any reason or for no reason, with or without cause, by giving Corvino at least thirty (30) days written notice of such termination or compensation in lieu of notice; and Corvino may terminate his or her employment by giving at least thirty (30) days written notice to ZiLOG. ZiLOG reserves the right to accelerate any deferred resignation date given it by Corvino, and any such acceleration of such date will not alter the character of such termination from voluntary to involuntary.

  Payment Upon Termination. Notwithstanding any other provisions of this Agreement to the contrary, ZiLOG's obligations to Corvino, if his or her employment with ZiLOG is terminated prior to the end of this Agreement, shall be as follows:

    If Corvino voluntarily resigns his or her employment for 1) other than Good Reason (as defined in paragraph 7(B) below) or 2) other than Retirement (as defined in Paragraph 7(C) below) or 3) other than the sale, merger or change in ownership of ZiLOG (as defined in paragraph 7(G) below) prior to the termination date of this Agreement, Corvino will be entitled to: (1) base salary then due and owing for services previously performed, (2) payouts under the Annual Bonus plan which became payable to Corvino pursuant to the terms of the Annual Bonus plan prior to the effective date of resignation, and (3) payouts under the Executive Bonus plan which became payable to Corvino pursuant to the terms of the Executive Bonus plan prior to the effective date of resignation. Upon payment of the foregoing items, ZiLOG will have no further obligation to Corvino.

    If Corvino voluntarily resigns his or her employment for Good Reason, as defined herein, prior to the termination date of this Agreement, and if Corvino executes a general release agreement of all known and unknown claims against ZiLOG and its directors, officers, shareholders, employees and agents in a form proposed by ZiLOG's legal counsel and agreed to by Corvino following review and modification as necessary (the "Release"), and does not revoke or otherwise rescind the Release in accordance with its terms, Corvino will be entitled to the benefits provided in Paragraph 7(D) below. In the event Corvino fails to execute the Release or revokes or otherwise rescinds the release prior to it becoming fully effective, then Corvino shall only be entitled to the payments described in subparagraph (A), above. Good Reason, as used herein, shall mean:

    a reduction in Corvino's authority, responsibility or status such that Corvino ceases to be an "officer" as that term is defined in the regulations under Section 16 of the Securities Exchange Act of 1934;

    a reduction in Corvino's base salary other than in connection with a general reduction applicable to the Senior Vice Presidents of ZiLOG who are members of the Executive Council;

    a reduction in form and effect or cessation of any benefit or compensation plan, except the Annual Bonus, the Executive Bonus, the Deferred Compensation Plan, or those that may occur for the ZiLOG employee group in general in accord with a general policy change;

    a requirement to relocate, except for office relocations that would not increase Corvino's one-way commute distance by more than 20 miles;

    any material breach of this Agreement on the part of ZiLOG not fully remedied by ZiLOG within sixty (60) days after written notice by Corvino of such breach.

    If Corvino retires as defined in POL #054 prior to the termination date of this Agreement, Corvino will be entitled to the following at the effective date of retirement: (1) base salary then due and owing for services previously performed, (2) payouts under the Annual Bonus plan for awards made prior to the effective date of the retirement, and (3) payouts under the Executive Bonus plan for awards made prior to the effective date of the retirement. Annual Bonus and Executive Bonus awards may also be granted at ZiLOG's sole discretion for the year in which the retirement occurs, prorated to the date of the retirement. Payouts for all awards will be made at the same time and on the same schedule as those for active employees. Upon the payment of the foregoing items, ZiLOG will have no further obligation to Corvino.

    If ZiLOG terminates Corvino's employment during the term of this Agreement other than for 1) Cause or Detrimental Activity as defined in 7(E) below, or 2) the sale, merger or change in ownership of ZiLOG (as defined in paragraph 7(G) below), and if Corvino executes a Release and does not revoke or otherwise rescind the Release prior to its becoming fully effective, Corvino will be entitled to receive the following: (1) the then current base salary for the period remaining in this Agreement, (2) payouts under the Annual Bonus plan for awards made to Corvino prior to the effective date of termination of employment which payouts are payable to Corvino pursuant to the terms of Annual Bonus prior to expiration of the term of this Agreement, (3) payouts under the Executive Bonus plan for awards made to Corvino prior to the effective date of termination of employment which payouts are payable to Corvino pursuant to the terms of the Executive Bonus prior to expiration of the term of this Agreement and (4) continued vesting of stock options granted under the Stock Plan for the term remaining in this Agreement. Corvino will not be eligible for awards under the Annual Bonus plan or the Executive Bonus plan made after the date on which Corvino's employment at ZiLOG ceased or for payouts made on any awards after the expiration date of this Agreement. Upon the payment of the foregoing items, ZiLOG will have no further obligation to Corvino. If Corvino fails to execute the Release, or if Corvino revokes or otherwise rescinds the Release prior to it becoming fully effective, then Corvino shall be only entitled to receive those payments described in subparagraph (A), above.

    If ZiLOG terminates Corvino during the term of this Agreement for Cause, or for Detrimental Activity as defined herein, ZiLOG will have no further monetary obligation to Corvino other than: (1) any base salary then due and owing for services previously performed, (2) payouts under the Annual Bonus plan which become payable to Corvino pursuant to the terms of the Annual Bonus plan prior to the effective date of termination, and (3) payouts under the Executive Bonus plan which become payable to Corvino pursuant to the terms of the Executive Bonus plan prior to the effective date of termination. Cause or Detrimental Activity shall be a willful violation of a major company policy, conviction of any criminal or civil law involving moral turpitude, willful misconduct which results in a material reduction in Corvino's effectiveness in the performance of his or her duties, willful and reckless disregard for the best interests of the Company, or failure to perform Corvino's duties to the reasonable satisfaction of ZiLOG's Board of Directors, after receipt of no less then sixty (60) days written notice and opportunity to cure such failures from ZiLOG.

    If Corvino ceases to be an employee of ZiLOG during the term of this Agreement because of total and permanent disability or death, ZiLOG's obligations to Corvino or Corvino's beneficiaries will be limited solely to: (1) any base salary then due and owing for services previously performed, (2) payouts in accordance with the terms of the Annual Bonus plan, (3) payouts in accordance with the terms of the Executive Bonus plan and (4) any benefits including Stock Plan benefits normally provided by ZiLOG to its employees due to or on account of total and permanent disability or death.

    If Corvino leaves his or her employment, either voluntarily for Good Reason or involuntarily for reasons other than for Cause or Detrimental Activity, following the effective date of a Change in Control prior to the termination date of this Agreement, and if Corvino executes a Release and does not revoke or otherwise rescind the Release prior to the date it becomes fully effective, then Corvino will be entitled to receive the following: (1) the then current base salary for the period remaining in this Agreement, payable in a cash lump sum not more than five (5) business days following the date the Release becomes fully effective, (2) payouts under the Annual Bonus plan for awards made prior to the effective date of termination of employment, and (3) payouts under the Executive Bonus plan for awards made prior to the effective date of termination of employment. The Annual Bonus and Executive Bonuses shall also be awarded for the year in which the termination of employment occurs and shall be calculated in accordance with the terms of such arrangements assuming the date of Corvino's termination is the last day of ZiLOG's fiscal year and based on ZiLOG's financial performance for the portion of such fiscal year that includes calculated financials for ZiLOG as a separate entity. All of the above Annual Bonus and Executive Bonus awards shall be paid in a cash lump sum within five (5) business days of the date Corvino's Release becomes fully effective. If Corvino executes the Release and does not revoke or otherwise rescind the Release prior to its becoming fully effective, then all outstanding unvested stock options whether granted under Executive Officer Stock Plan or otherwise will continue to vest for the period of time remaining in the Agreement (the "Continuation Period") and, regardless of the provisions of the Stock Plan or any other plans or agreements, the Continuation Period shall be counted as employment with ZiLOG for purposes of vesting under all options and for purposes of determining the expiration date of any stock options held by Corvino when Corvino's employment terminates. During the remaining term of this Agreement, Corvino (and, where applicable, Corvino's dependents) shall be entitled to continue participation in the group insurance plans maintained by ZiLOG, including life, disability and health insurance programs, as if Corvino were still an employee of ZiLOG. To the extent that ZiLOG finds that to cover Corvino under its group insurance policies during such period may violate the terms of such policies, ZiLOG shall, at ZiLOG's option, either pay Corvino's payments under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), conditioned upon Corvino electing coverage under COBRA, or provide Corvino with individual policies which offer at least the same level of coverage and which impose not more than the same costs on Corvino as if he or she were still an employee of ZiLOG. The foregoing notwithstanding, in the event that Corvino becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by ZiLOG under this paragraph shall terminate immediately. In the event Corvino fails to execute the Release, or in the event Corvino revokes or otherwise rescinds the Release prior to it becoming fully effective, then, notwithstanding any other provision in this subparagraph (G) to the contrary, Corvino shall only be entitled to receive those amounts set forth in subparagraph (A), above.

Except as provided in the paragraph immediately following, upon payment of the foregoing items, ZiLOG will have no further obligation to Corvino.

In the event that it is determined that any payment or distribution of any type to or for the benefit of Corvino made by ZiLOG, any of its affiliates, by any person who acquires ownership or effective control of ZiLOG or ownership of a substantial portion of ZiLOG's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then Corvino shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount that shall fund the payment by Corvino of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.

All mathematical determinations and all determinations of whether any of the total Payments are "parachute payments" (within the meaning of Section 280G of the Code) that are required to be made hereunder, including all determinations of whether a Gross-Up Payment is required and of the amount of such Gross-Up Payment, shall be made by the independent auditors retained by ZiLOG most recently prior to the Change In Control (the "Auditors"), who shall provide their determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matters, both to ZiLOG and to Corvino within seven (7) business days of the date Corvino's Release becomes fully effective, if applicable, or such earlier time as is requested by ZiLOG or by Corvino (if Corvino reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Auditors determine that no Excise Tax is payable by Corvino, it shall furnish Corvino with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons therefor) and that Corvino has substantial authority not to report any Excise Tax on Corvino's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to Corvino within five (5) business days after the Determination is delivered to ZiLOG and Corvino. Any determination by the Auditors shall be binding upon ZiLOG and Corvino, absent manifest error.

As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Auditors hereunder, it is possible that Gross-Up Payments not made by ZiLOG should have been made (" Underpayments") or that Gross-Up Payments will have been made by ZiLOG which should not have been made ("Overpayments"). In either event, the Auditors shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by ZiLOG to or for the benefit of Corvino. In the case of an Overpayment, the employee shall, at the direction and expense of ZiLOG, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, ZiLOG and otherwise reasonably cooperate with ZiLOG to correct such Overpayment; provided, however, that (a) Corvino shall in no event be obligated to return to ZiLOG an amount greater than the net after-tax portion of the Overpayment that Corvino has retained or has recovered as a refund from the applicable taxing authorities, and (b) this provision shall be interpreted in a manner consistent with the intent of this excise tax restoration provision which is to make Corvino whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Corvino's repaying to ZiLOG an amount which is less than the Overpayment.

  Employee Representations. Corvino represents to ZiLOG that to the best of Corvino's knowledge Corvino is under no obligation to any employer or third party which would preclude Corvino's full, complete and unfettered discharge of Corvino's duties under this Agreement.

  Confidentiality Obligations of Employee: Corvino shall, in addition to Corvino's other obligations set forth herein, have the following confidentiality obligations hereunder:

    Corvino acknowledges that, both prior to the commencement of this Agreement and during the term of Corvino's employment with ZiLOG, Corvino has had and shall continue to have access to and become acquainted with certain information concerning the operations of ZiLOG and the intellectual property of ZiLOG, including, without limitation, certain plans, drawings, specifications, techniques or other confidential information or trade secrets (hereinafter collectively referred to as the "Confidential Information"), which Confidential Information includes, without limitation, any trade secrets, trademarks, service marks, patent rights, patent application rights, data, software, source code, object code, databases, libraries, methodologies, flowcharts, software specifications, or other information relating to any intellectual property, processes for developing the intellectual property, know-how, designs, systems, formulae or development work; ideas for future software or other intellectual property development; customer lists; supplier lists; business plans or planning information; marketing information; financial information; pricing information and sensitivities of goods and/or services provided; works of authorship; techniques, specifications or other information; the identity of, title of or compensation or other benefits paid to or made available to employees and independent contractors of ZiLOG; and any other subject matter pertaining to the business of ZiLOG, to the intellectual property of ZiLOG, to the employees or independent contractors of ZiLOG, to the rights protected hereunder, or to any future development of other intellectual property by ZiLOG. Corvino acknowledges and agrees that any information or data provided by ZiLOG to Corvino bearing the label or stamp "Confidential" or "Confidential Information" shall conclusively be deemed to be Confidential Information hereunder; PROVIDED, HOWEVER, that Corvino further acknowledges that the absence of such a stamp or legend shall not raise any presumption that such information or data is not Confidential Information, and all information enumerated in this paragraph shall be presumed to be Confidential Information of ZiLOG, whether or not so labeled.

    Corvino shall, at all times during the effective period of this Agreement, and at all times thereafter, hold in the strictest confidence and in trust for the benefit of ZiLOG any Confidential Information which becomes known to Corvino from any source whatsoever, whether it becomes known prior to or after the date hereof. Corvino acknowledges that this obligation will extend after the termination of this Agreement until such time as the specific information enters the public domain through no fault of Corvino or any agent, Corvino or contractor of Corvino. Corvino agrees that, during the term hereof and thereafter, Corvino owes a duty to hold all Confidential Information and any other information described herein, in the strictest confidence, and shall not disclose it to any third parties, except as is necessary and has been approved by ZiLOG in properly carrying out Corvino's duties hereunder, and Corvino agrees that Corvino will not use any such information for the benefit of anyone other than ZiLOG.

    All Confidential Information shall be the sole property of ZiLOG and its assigns, and ZiLOG and its assigns shall be the sole owner of all copyrights, trade secret rights, patent rights, patent application rights, trademarks, service marks, intellectual property rights and any other rights in connection therewith. Corvino hereby assigns to ZiLOG any rights Corvino may have or acquire in such Confidential Information. At all times, both during Corvino's employment and after its termination, Corvino will keep in confidence and trust all Confidential Information and will not use or disclose any Confidential Information or anything relating to it without the written consent of ZiLOG, except as may be necessary in the ordinary course of performing duties to ZiLOG and has been approved by ZiLOG. Corvino acknowledges that Confidential Information taken by memory or any other intangible means is fully covered by this Agreement, and is subject to all terms hereof.

    All documents, records, manuals, apparatus, equipment, software and other physical property, whether or not pertaining to Confidential Information, furnished to Corvino by ZiLOG or produced by Corvino or others in connection with Corvino's employment with ZiLOG shall be and remain the sole property of ZiLOG, and shall be returned to it immediately as and when requested by ZiLOG. Even if ZiLOG does not so request, Corvino shall return and deliver all such property upon termination of Corvino's employment with ZiLOG for any reason, and Corvino shall not take any such property or any reproduction thereof upon termination.

    Corvino will promptly disclose to ZiLOG, or any persons designated by it, all improvements, inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by Corvino, either alone or jointly with others, during the term of this Agreement (all of such improvements, inventions, formulas, ideas, processes, techniques, know-how and data shall be hereinafter collectively called "Information"). In the event of termination of Corvino's employment with ZiLOG, Corvino shall sign and deliver the "Termination Certificate" attached hereto as Exhibit "A".

    Part of Corvino's employment with ZiLOG may be to develop, invent and enhance the intellectual property of ZiLOG including, without limitation, the Confidential Information. Corvino agrees that all Information which Corvino develops (in whole or in part, either alone or jointly with others) and which development (i) involved the use of equipment, supplies, facilities or trade secret information of ZiLOG; or (ii) involves time for which Corvino is compensated by ZiLOG; or (iii) relates to the business of ZiLOG or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Corvino for ZiLOG, shall be the sole property of ZiLOG and its assigns, and ZiLOG and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Corvino hereby assigns to ZiLOG any rights Corvino may have or acquire in such Information. As to all such Information and improvements, Corvino agrees to assist ZiLOG in every proper way, at ZiLOG's expense, to obtain and from time to time enforce patents, copyrights, trade secret rights and any other rights on said Information and improvements in any and all countries, and to that end, Corvino will execute all documents for use in applying for and obtaining patents and copyrights thereon and enforcing the same, as ZiLOG may desire, together with any assignments thereof to ZiLOG or persons or entities designated by it. Corvino's obligation to assist ZiLOG in obtaining and enforcing patents, copyrights, trade secret rights or other rights for such Information and improvements in any and all countries shall continue beyond the termination of Corvino's employment with ZiLOG, but ZiLOG shall compensate Corvino at a reasonable rate after termination for time actually spent by Corvino at ZiLOG's request on such assistance. In the event that ZiLOG is unable for any reason whatsoever to secure Corvino's signature to any lawful and necessary document required to apply for or execute any patent, copyright, trade secret right or other applications with respect to such Information and improvements (including renewals, extensions, continuations, divisions or continuations in part thereof), Corvino hereby irrevocably designates and appoints ZiLOG and its duly authorized officers and agents as Corvino's agent and attorney-in-fact to act for and in Corvino's behalf, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights, intellectual property rights or any other rights thereon with the same legal force and effect as if executed by Corvino.

    As a matter of record, Corvino attaches hereto as Exhibit "B" a complete list of all Information or improvements relevant to the subject matter of this Agreement which has been made or conceived or first reduced to practice by Corvino alone or in conjunction with others prior to Corvino's employment with ZiLOG which Corvino desires to remove from the operation of this Agreement, and Corvino represents and warrants that such list is complete. If Exhibit "C" is not filled out or is not attached to this Agreement, then Corvino represents and warrants that Corvino has no such Information and improvements at the time of executing this Agreement.

    Corvino represents and warrants that Corvino's performance of all of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Corvino in confidence or in trust prior to Corvino's employment by ZiLOG. Corvino has not entered into, and agrees that Corvino will not enter into, any agreement, either written or oral, in conflict herewith.

    Corvino represents and warrants that the execution of this Agreement, Corvino's employment with ZiLOG, and Corvino's performance of Corvino's duties hereunder will not violate any obligations Corvino may have with any former employer .

    Any provision in this Agreement requiring Corvino to assign Corvino's rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code or of any comparable statute of any other jurisdiction in which Corvino may perform Corvino's duties hereunder. That section provides that the requirement to assign "shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and was developed entirely on the Corvino's own time and (a) which does not relate (1) to the business of the employer or (2) to the employer's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Corvino for the employer". However, Corvino will disclose any Information as required by subparagraph (e), above, regardless of whether Corvino believes the Information is protected by Section 2870 (or such other comparable statute from another jurisdiction in which Corvino performs Corvino's duties hereunder), in order to permit ZiLOG to engage in a review process to determine such issues as may arise. Such disclosure shall be received in confidence by ZiLOG. Corvino acknowledges and understands that Corvino bears the full burden of proving to ZiLOG that an invention qualifies fully under Section 2870 (or a comparable statute from another jurisdiction in which Corvino performs Corvino's duties hereunder). By signing this Agreement, Corvino acknowledges receipt of a copy of this Agreement and of written notification of the provisions of Section 2870. Notwithstanding the foregoing, Corvino also assigns to ZiLOG any rights Corvino may have or acquire in any Information, full title to which is required to be in the United States by a contract between ZiLOG and the United States or any of its agencies.

    In the event of a breach or threatened breach of this paragraph by Corvino, ZiLOG shall be entitled to an injunction restraining Corvino from disclosing, in whole or in part, any Confidential Information. Nothing in this Agreement shall be construed as prohibiting ZiLOG from pursuing any other remedies available to ZiLOG for disclosure, including the recovery of actual and consequential damages from Corvino.

    The provisions of this Paragraph shall continue notwithstanding the termination of this Agreement or Corvino's employment with ZiLOG, and Corvino's obligations hereunder shall survive the termination of this Agreement.

  Alienation of Intellectual Property; Assignment of Agreement: It is expressly understood and agreed that Corvino shall not, under any circumstances, transfer or attempt to transfer possession or title to any intellectual property or any products incorporating intellectual property of ZiLOG, or products incorporating intellectual property of ZiLOG, whether or not such property, rights or products constitute Confidential Information, or any part thereof to any person; or assign any rights whatsoever under this Agreement, whether absolutely or by way of security or encumbrance or otherwise, to any person. Corvino acknowledges and agrees that Corvino's rights pursuant to this Agreement are personal to Corvino, and may not be transferred to any party whatsoever, whether by way of security or otherwise, whether in whole or in part. Any attempted transfer or assignment shall constitute a material breach of this Agreement.

  No Solicitation of Employees: Corvino acknowledges and agrees that the identities, job titles, job duties, salaries and other information concerning employees or independent contractors of ZiLOG constitute Confidential Information and trade secrets of ZiLOG. Corvino agrees that Corvino will not, either during the term hereof or following its termination, disclose any information concerning the employees or independent contractors of ZiLOG to any person or entity, and agrees that Corvino will not solicit the employees or independent contractors of ZiLOG to perform services on behalf of any other person or entity, whether or not such employee or independent contractor continues to perform services on behalf of ZiLOG. Corvino agrees that if Corvino breaches the provisions of this paragraph, ZiLOG, in addition to any and all other rights and remedies available to ZiLOG under this Agreement, at law, or in equity, shall have the right to an injunction prohibiting Corvino from continuing to breach Corvino's obligations hereunder, and Corvino agrees that Corvino will not interject any defense that an adequate remedy exists at law and, therefore, the remedy of an injunction is not appropriate. The provisions of this paragraph shall survive the termination of this Agreement.

  Arbitration: ZiLOG and Corvino agree that any unresolved dispute which may arise under the provisions of this Agreement shall, upon the written demand of either party, be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that any and all civil discovery mechanisms available to Superior Court litigants in the State of California shall be available to either party hereunder. The written determination of the arbitration shall be final, binding and conclusive on the parties. The cost of filing the arbitration shall be borne by the party demanding arbitration. Compensation of the arbitrators and all administrative expenses shall be borne equally until a final award and/or decision is rendered. At such time, the prevailing party, as determined by the arbitrator(s) shall be entitled to recover all costs and fees paid as compensation to the arbitrators.

  Notices. Any notices required to be given hereunder shall be in writing, and if by ZiLOG shall be addressed to Corvino as indicated in ZiLOG's personnel records or such other address as Corvino shall specify in writing, and if by Corvino to ZiLOG at:

  ZiLOG, Inc.

  Suite 110

  910 East Hamilton Avenue

  Campbell, California 95008

  ATTENTION: Senior Vice President, Human Resources

  Such addresses may be changed by written notice from either ZiLOG or Corvino, to the other.

  Amendment. This Agreement may be amended only in writing, signed by both parties hereto.

  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon ZiLOG, its successors and assigns. Corvino may not assign, transfer, pledge or hypothecate any of Corvino's rights or obligations hereunder, awards or payouts under Annual Bonus or the Executive Bonus or other compensation to which he may be entitled hereunder. ZiLOG will require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of ZiLOG to assume expressly and agree, in substance and form satisfactory to Corvino, to perform this Agreement in the same manner and to the same extent ZiLOG would be required to perform it if no succession had taken place.

  Waiver of Breach. The waiver by ZiLOG of a breach of any provision of this Agreement by Corvino shall not operate or be construed as a waiver of any subsequent breach by Corvino.

  Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

  Entire Agreement. This entire Agreement consists of this document, together with the following documents attached as exhibits to this Agreement:

    Corvino Proprietary Rights and Non-Disclosure Agreement, attached as Exhibit C;

    Conflict of Interest Statement, attached as Exhibit D;

    Policy on Business Ethics, attached as Exhibit E; and

    POL #054, attached as Exhibit F.

    Annual Bonus or Other Bonus Plan As It Is Renamed

Corvino agrees to execute copies of each of the foregoing documents listed above as applicable and deliver them to ZiLOG concurrently herewith.

  Governing Law. This Employment Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles.

Executed effective ______________

(DATE)

By___________________________ By___________________________

Dated ________________________ Dated _______________________

EXHIBIT "A"

TERMINATION CERTIFICATE

ZiLOG, INC.

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return any records, documents, software, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, manuals, proposals, or copies of them, or other documents or materials, equipment or other property of any kind or character belonging to ZiLOG, INC., a California corporation ("Employer"), or its successors or assigns.

I further certify that I have complied with and will continue to comply with all of the terms set forth in the Employment Agreement and Nondisclosure Agreement signed by me with Employer including the reporting of any Information (as defined therein) conceived or made by me covered by the Agreement.

I further agree that in compliance with the Employment Agreement and Nondisclosure Agreement, I will preserve as confidential all trade secrets, data, know-how, designs, systems, formulae or development work; customer lists; business plans or planning information; financial information; works of authorship; techniques, specifications or other information; and any other subject matter pertaining to the business of Employer, to the rights of Employer protected under the Employment Agreement and Nondisclosure Agreement between myself and Employer, or to any future development of other products by Employer.

Dated: ____________________ ___________________________

EXHIBIT "B"

LISTING OF INVENTIONS

EXEMPT FROM PROVISIONS OF

EMPLOYMENT AGREEMENT AND

NONDISCLOSURE AGREEMENT

LISTING OF INVENTIONS

EXEMPT FROM PROVISIONS OF

EMPLOYMENT AGREEMENT AND

NONDISCLOSURE AGREEMENT

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ZiLOG, INC., a California corporation ("Employer") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Employer that I desire to remove from the operation of the Employment Agreement and Nondisclosure Agreement which I am entering into with Employer:

_____ No inventions or improvements.

_____ See below.

_____ Additional sheets attached.

I propose to bring to my employment the following materials and documents of a former employer:

_____ No materials or documents.

_____ See below.

_____ Additional sheets attached.

Dated: ____________________ ___________________________